The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT
Dated May 8, 2025
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-283672
(To Prospectus dated February 6, 2025,
Index Supplement dated February 6, 2025 and Product Supplement dated February 6, 2025)

UBS AG $• Bearish Barrier Market-Linked Notes with Daily Barrier Observation
Linked to the S&P 500® Index and the shares of the SPDR® Gold Trust due on or about June 3, 2027

Investment Description

UBS AG Bearish Barrier Market-Linked Notes with Daily Barrier Observation (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the S&P 500® Index and the shares of the SPDR® Gold Trust (each, an “underlying asset”), as described herein. We also refer to an exchange-traded fund as an “ETF”. The amount you receive at maturity will be based on whether a barrier event has occurred and the performance factor of the applicable underlying asset. A “barrier event” will be deemed to have occurred if the closing level of the S&P 500® Index on any trading day during the observation period (from but excluding the trade date to and including the final valuation date) is less than its initial level minus 15.00% of its initial level (the “lower barrier”), regardless of the performance of the SPDR® Gold Trust. The “SPX performance factor” and the “GLD performance factor” equals, with respect to the S&P 500® Index and the SPDR® Gold Trust, respectively, the quotient, expressed as a percentage, of its closing level on the final valuation date (its “final level”) divided by its closing level on the trade date (its “initial level”).

If a barrier event occurs with respect to the S&P 500® Index, any return on the Notes will be based solely on the GLD performance factor:

•    If the GLD performance factor is greater than 100.00% (meaning that the final level of the SPDR® Gold Trust is greater than its initial level), at maturity UBS will pay you a cash payment per Note resulting in a return equal to the lesser of (i) the GLD performance factor minus 100.00% and (ii) the maximum upside gain. If a barrier event occurs with respect to the S&P 500® Index, you will receive a positive return on the Notes only if the GLD performance factor is greater than 100.00%, regardless of the SPX performance factor. Your potential return on the Notes in this scenario is limited to the maximum upside gain and will not exceed the maximum upside payment at maturity per Note.

•    If the GLD performance factor is equal to or less than 100.00% (meaning that the final level of the SPDR® Gold Trust is equal to or less than its initial level), at maturity UBS will pay you a cash payment per Note resulting in a return equal to 0.00%. You will receive no positive return on the Notes in this scenario, regardless of the SPX performance factor.

If a barrier event does not occur with respect to the S&P 500® Index, any return on the Notes will be based solely on the SPX performance factor:

•    If the SPX performance factor is less than 100.00% (meaning that the final level of the S&P 500® Index is less than its initial level), at maturity UBS will pay you a cash payment per Note resulting in a return equal to 100.00% minus the SPX performance factor. Because the lower barrier is equal to the initial level of the S&P 500® Index minus 15.00% of its initial level, in this scenario your maximum payment at maturity will be $1,150.00 per Note and your maximum return will be limited to 15.00%.

•    If the SPX performance factor is equal to or greater than 100.00% (meaning that the final level of the S&P 500® Index is equal to or greater than its initial level), at maturity UBS will pay you a cash payment per Note resulting in a return equal to 0.00%. You will receive no positive return on the Notes in this scenario, regardless of the GLD performance factor.

Investing in the Notes involves significant risks. The Notes do not pay interest and your return on the Notes will be limited to (i) 15.00% if a barrier event does not occur with respect to the S&P 500® Index and (ii) 45.00% if a barrier event does occur with respect to the S&P 500® Index. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑ Exposure to GLD Performance Factor Above 100.00% if a Barrier Event Occurs With respect to the S&P 500® Index — If a barrier event occurs with respect to the S&P 500® Index, any return on the Notes will be based solely on the GLD performance factor. If a barrier event occurs with respect to the S&P 500® Index and the GLD performance factor is greater than 100.00% (meaning that the final level of the SPDR® Gold Trust is greater than its initial level), at maturity the Notes provide a positive return equal to the GLD performance factor minus 100.00%. Otherwise, if a barrier event occurs with respect to the S&P 500® Index and the GLD performance factor is equal to or less than 100.00%, you will not receive a positive return on your investment.

❑ Bearish Growth Potential if a Barrier Event Does Not Occur With respect to the S&P 500® Index and its Final Level is Less Than its Initial Level — If a barrier event does not occur with respect to the S&P 500® Index, any return on the Notes will be based solely on the SPX performance factor. If a barrier event does not occur with respect to the S&P 500® Index and the SPX performance factor is less than 100.00% (meaning that the final level of the S&P 500® Index is less than its initial level), at maturity the Notes provide a positive return equal to 100.00% minus the SPX performance factor. Because the lower barrier is equal to the initial level of the S&P 500® Index minus 15.00% of its initial level, in this scenario your maximum payment at maturity will be $1,150.00 per Note and your maximum return will be limited to 15.00%.Otherwise, if a barrier event does not occur with respect to the S&P 500® Index and the final level of the S&P 500® Index is equal to or greater than its initial level, you will not receive a positive return on your investment.

❑ Repayment of Principal — If you hold the Notes to maturity, you will receive at least your entire principal amount regardless of the performance of the underlying assets, subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	May 28, 2025
Settlement Date**	June 2, 2025
Final Valuation Date	May 28, 2027
Maturity Date	June 3, 2027
*	Expected. See page 2 for additional details.
**

We expect to deliver the Notes against payment on the second business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in two business days (T+2), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer will not make interest payments and your return on the Notes will be limited to (i) 15.00% if a barrier event does not occur with respect to the S&P 500® Index and (ii) 45.00% if a barrier event does occur with respect to the S&P 500® Index. The repayment of principal applies only if you hold the Notes to maturity. Additionally, investors are also subject to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes. You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The return on the Notes will be limited to (i) 15.00% if a barrier event does not occur with respect to the S&P 500® Index and (ii) 45.00% if a barrier event does occur with respect to the S&P 500® Index. The final terms of the Notes will be set on the trade date.

Underlying Assets	Bloomberg Tickers	Initial Levels	Lower Barrier	Maximum Upside Gain	Maximum Upside Payment at Maturity per Note	CUSIP	ISIN
S&P 500® Index	SPX	•	Its initial level minus 15.00% of its initial level	45.00%	$1,450.00	90308VYK1	US90308VYK15
Shares of the SPDR® Gold Trust	GLD	•	N/A

The estimated initial value of the Notes as of the trade date is expected to be between $939.60 and $969.60. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 6 herein. See “Additional Information About UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated February 6, 2025, the accompanying prospectus dated February 6, 2025 and this document. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1)(2)		Proceeds to UBS AG(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the S&P 500® Index and the shares of the SPDR® Gold Trust	$•	$1,000.00	$•	$7.50	$•	$992.50

(1) Notwithstanding the underwriting discount received by one or more third-party dealers from UBS Securities LLC described below, certain registered investment advisers or fee-based advisory accounts unaffiliated from UBS may purchase Notes from a third-party dealer at a purchase price of at least $992.50 per Note, and such third-party dealer, with respect to such sales, may forgo some or all of the underwriting discount.

(2) Our affiliate, UBS Securities LLC, will receive an underwriting discount of $7.50 per Note sold in this offering. UBS Securities LLC intends to either re-allow the full amount of this discount to one or more third-party dealers or to offer the Notes directly to investors at the issue price to the public. Certain of such third-party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount received.

UBS Securities LLC	UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents without cost from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007685/ubs_424b2-03670.htm

♦Index Supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007688/ubs_424b2-03745.htm

♦Prospectus dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Bearish Barrier Market-Linked Notes with Daily Barrier Observation” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated February 6, 2025, references to the “index supplement” mean the UBS index supplement, dated February 6, 2025 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated February 6, 2025.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of receiving no positive return on the Notes.

♦You do not seek current income from your investment and are willing to forgo any dividends or other distributions on the SPDR® Gold Trust or the stocks or other assets comprising the underlying assets, as applicable (the “underlying constituents”).

♦You can tolerate fluctuations in the price of the Notes prior maturity that may be similar to or exceed fluctuations in the level of the applicable underlying asset and the possibility of losing some or all of your principal amount if you sell the Notes prior to maturity.

♦You understand and accept that (i) whether a barrier event occurs is based solely on the performance of the S&P 500® Index and (ii) if a barrier event occurs, any return on the Notes will be based solely on the GLD performance factor and, alternatively, if a barrier event does not occur, any return on the Notes will be based solely on the SPX performance factor.

♦You understand and accept that your return will be limited (i) to 15.00% if a barrier event does not occur with respect to the S&P 500® Index and its final level is less than its initial level and (ii) to the maximum upside gain if a barrier event occurs and the final level of the SPDR® Gold Trust is greater than its initial level.

♦You believe that either (i) a barrier event will not occur with respect to the S&P 500® Index and its final level will be less than its initial level, or (ii) a barrier event will occur with respect to the S&P 500® Index and the final level of the SPDR® Gold Trust will be greater than its initial level.

♦You can tolerate receiving only the stated principal amount at maturity if (i) a barrier event does not occur with respect to the S&P 500® Index and its final level is equal to or greater than its initial level, or (ii) a barrier event occurs with respect to the S&P 500® Index and the final level of the SPDR® Gold Trust is equal to or less than its initial level.

♦You are willing to invest in the Notes based on the lower barrier specified on the cover hereof.

♦You understand and are willing to accept the risks associated with the underlying assets and the underlying constituents which, with respect to the SPDR® Gold Trust, consist primarily of gold.

♦You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of receiving no positive return on the Notes.

♦You seek current income from your investment or prefer to receive any dividends or other distributions on the SPDR® Gold Trust or the underlying constituents, as applicable.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed fluctuations in the level of the applicable underlying asset or the possibility of losing some or all of your principal amount if you sell the Notes prior to maturity.

♦You do not understand or are unwilling to accept that (i) whether a barrier event occurs is based solely on the performance of the S&P 500® Index or (ii) if a barrier event occurs with respect to the S&P 500® Index, any return on the Notes will be based solely on the GLD performance factor and, alternatively, if a barrier event does not occur with respect to the S&P 500® Index, any return on the Notes will be based solely on the SPX performance factor.

♦You do not fully understand or are unwilling to accept that your return will be limited (i) to 15.00% if a barrier event does not occur with respect to the S&P 500® Index and its final level is less than its initial level or (ii) to the maximum upside gain if a barrier event occurs and the final level of the SPDR® Gold Trust is greater than its initial level.

♦You believe that either (i) a barrier event will not occur with respect to the S&P 500® Index and its final level will be equal to or greater than its initial level or (ii) a barrier event will occur with respect to the S&P 500® Index and the final level of the SPDR® Gold Trust will be equal to or less than its initial level.

♦You cannot tolerate receiving only the stated principal amount at maturity if (i) a barrier event does not occur with respect to the S&P 500® Index and its final level is equal to or greater than its initial level, or (ii) a barrier event occurs with respect to the S&P 500® Index and the final level of the SPDR® Gold Trust is equal to or less than its initial level.

♦You are unwilling to invest in the Notes based on the lower barrier specified on the cover hereof.

♦You do not understand and are unwilling to accept the risks associated with the underlying assets or the underlying constituents which, with respect to the SPDR® Gold Trust, consist primarily of gold.

♦You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term

Approximately 2 years. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of the Notes remains the same.

Underlying Assets	The S&P 500® Index and the shares of the SPDR® Gold Trust
Payment at Maturity (per Note)

If a barrier event has occurred with respect to the S&P 500® Index, any return on the Notes will be based solely on the GLD performance factor:

●If the GLD performance factor is greater than 100.00%, you will receive a cash payment equal to:

$1,000 × [1 + lesser of (a) GLD Performance Factor – 100.00% and (b) Maximum Upside Gain]

If a barrier event occurs with respect to the S&P 500® Index, you will receive a positive return on the Notes only if the GLD performance factor is greater than 100.00%, regardless of the SPX performance factor. Your potential return on the Notes in this scenario is limited to the maximum upside gain and will not exceed the maximum upside payment at maturity per Note.

●If the GLD performance factor is equal to or less than 100.00%, you will receive a cash payment equal to:

$1,000

You will receive no positive return on the Notes in this scenario, regardless of the SPX performance factor.

If a barrier event has not occurred with respect to the S&P 500® Index, any return on the Notes will be based solely on the SPX performance factor:

●If the SPX performance factor is less than 100.00%, you will receive a cash payment equal to:

$1,000 × [1 + (100.00% – SPX Performance Factor)]

If a barrier event does not occur with respect to the S&P 500® Index, you will receive a positive return on the Notes only if the SPX performance factor is less than 100.00%, regardless of the GLD performance factor. In this scenario, due to the lower barrier, your maximum payment at maturity will be $1,150.00 per Note and your maximum return will be limited to 15.00%.

●if SPX performance factor is equal to or greater than 100.00%, you will receive a cash payment equal to:

$1,000

You will receive no positive return on the Notes in this scenario, regardless of the GLD performance factor.

Barrier Event	A barrier event will occur if, on any trading day during the observation period (including the final valuation date), the closing level of the S&P 500® Index is less than the lower barrier.
Lower Barrier(1)	A level of the S&P 500® Index equal to its initial level minus 15.00% of its initial level.
Maximum Upside Gain	45.00%
Maximum Upside Payment at Maturity	$1,450.00
GLD Performance Factor

With respect to the SPDR® Gold Trust, the quotient, expressed as a percentage, of the following formula:

Final Level
Initial Level

The GLD performance factor will be relevant only if a barrier event has occurred with respect to the S&P 500® Index.

SPX Performance Factor

With respect to the S&P 500® Index, the quotient, expressed as a percentage, of the following formula:

Final Level
Initial Level

The SPX performance factor will be relevant only if a barrier event has not occurred with respect to the S&P 500® Index.

Initial Level(1)	The closing level of each underlying asset on the trade date.
Final Level(1)	The closing level of each underlying asset on the final valuation date.
Observation Period(2)

Each day from but excluding the trade date to and including the final valuation date. The observation period is a valuation period for purposes of the market disruption event provisions in the accompanying product supplement.

(1) As determined by the calculation agent and as may be adjusted as described in the accompanying product supplement under, with respect to the S&P 500® Index, “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” and, with respect to the SPDR® Gold Trust, “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity”.

(2) Subject to the market disruption event provisions with respect to valuation periods, as set forth in the first paragraph under “General Terms of the Securities ― Market Disruption Events ― For Securities that reference a valuation period” in the accompanying product supplement.

Investment Timeline

Trade Date

The initial level of each underlying asset is observed and the final terms of the Notes are set.

Each Trading Day During the Observation Period

The closing level of the S&P 500® Index is observed.

Maturity Date

The final level of each underlying asset is observed on the final valuation date and the performance factor of the relevant underlying asset is calculated.

If a barrier event has occurred with respect to the S&P 500® Index, any return on the Notes will be based solely on the GLD performance factor:

●If the GLD performance factor is greater than 100.00%, you will receive a cash payment per Note equal to:

$1,000 × [1 + lesser of (a) GLD Performance Factor – 100.00% and (b) Maximum Upside Gain]

If a barrier event occurs with respect to the S&P 500® Index, you will receive a positive return on the Notes only if the GLD performance factor is greater than 100.00%, regardless of the SPX performance factor. Your potential return on the Notes in this scenario is limited to the maximum upside gain and will not exceed the maximum upside payment at maturity per Note.

●If the GLD performance factor is equal to or less than 100.00%, you will receive a cash payment per Note equal to:

$1,000

You will receive no positive return on the Notes in this scenario, regardless of the SPX performance factor.

If a barrier event has not occurred with respect to the S&P 500® Index, any return on the Notes will be based solely on the SPX performance factor:

●If the SPX performance factor is less than 100.00%, you will receive a cash payment per Note equal to:

$1,000 × [1 + (100.00% – SPX Performance Factor)]

If a barrier event does not occur with respect to the S&P 500® Index, you will receive a positive return on the Notes only if the SPX performance factor is less than 100.00%, regardless of the GLD performance factor. In this scenario, due to the lower barrier, your maximum payment at maturity will be $1,150.00 per Note and your maximum return will be limited to 15.00%.

●if SPX performance factor is equal to or greater than 100.00%, you will receive a cash payment per Note equal to:

$1,000

You will receive no positive return on the Notes in this scenario, regardless of the GLD performance factor.

Investing in the Notes involves significant risks. The Notes do not pay interest and your return on the Notes will be limited to (i) 15.00% if a barrier event does not occur with respect to the S&P 500® Index and (ii) 45.00% if a barrier event does occur with respect to the S&P 500® Index. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the underlying assets. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦You will receive a positive return on the Notes only if either (i) a barrier event occurs with respect to the S&P 500® Index and the GLD performance factor is greater than 100.00% or (ii) a barrier event does not occur with respect to the S&P 500® Index and the SPX performance factor is less than 100.00% — You will receive a positive return on the Notes only in these two scenarios and you will receive no positive return on the Notes in any other scenario.

Therefore, if a barrier event occurs with respect to the S&P 500® Index and the GLD performance factor is equal to or less than 100.00%, you will receive no positive return on the Notes, and the SPX performance factor will not be taken into account. For example, if a barrier event occurs with respect to the S&P 500® Index and the SPDR® Gold Trust remains greater than its initial level during the term of the Notes but falls to equal to or less than its initial level as of the final valuation date, you will receive no positive return on the Notes. Similarly, you will not benefit from the SPX performance factor if a barrier event occurs with respect to the S&P 500® Index. For example, if a barrier event occurs with respect to the S&P 500® Index only as of the final valuation date, meaning that the closing level of the S&P 500® Index remains equal to or greater than its lower barrier on each other trading day during the observation period and decreases to less than its lower barrier only as of the final valuation date, you will receive no positive return on the Notes if the final level of the SPDR® Gold Trust is equal to or less than its initial level.

Similarly, you will receive no positive return on the Notes if a barrier event does not occur with respect to the S&P 500® Index during the observation period and the SPX performance factor is equal to or greater than 100.00%. Therefore, if a barrier event does not occur with respect to the S&P 500® Index at any point during the term of the Notes, you will not benefit from any increase of the SPDR® Gold Trust over the term of the Notes and your return may be less than that of a hypothetical direct investment in the SPDR® Gold Trust or its underlying constituents. Similarly, you will not benefit from the SPX performance factor if a barrier event occurs with respect to the S&P 500® Index. For example, if a barrier event occurs with respect to the S&P 500® Index only as of the final valuation date and the final level of the SPDR® Gold Trust is equal to or less than its initial level, you will receive no positive return on the Notes even if the level of the S&P 500® Index was less than its initial level and equal to or greater than its lower barrier on every other trading day during the observation period.

In these scenarios, the return of your principal amount at maturity will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

♦The payment at maturity will be based on the GLD performance factor only if a barrier event occurs with respect to the S&P 500® Index and will be based on the SPX performance factor only if a barrier event does not occur — The payment at maturity will be based on the GLD performance factor only if a barrier event occurs with respect to the S&P 500® Index. Therefore, if a barrier event does not occur, you will not benefit from any positive performance of the SPDR® Gold Trust over the term of the Notes and the GLD performance factor will be irrelevant for purposes of the payment at maturity.

Similarly, the payment at maturity will be based on the SPX performance factor only if a barrier event does not occur with respect to the S&P 500® Index. Therefore, if a barrier event occurs, including as of the final valuation date, you will not benefit from any decrease of the S&P 500® Index over the term of the Notes and the SPX performance factor will be irrelevant for purposes of the payment at maturity.

♦The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment irrespective of the performance of any underlying asset. All payments on the Notes are subject to the creditworthiness of UBS.

♦Any return at maturity will be limited — If a barrier event does not occur with respect to the S&P 500® Index on any trading day during the observation period, you will receive a positive return on the Notes only if the SPX performance factor is less than 100.00% but equal to or greater than 85.00% (meaning that the final level of the S&P 500® Index is less than its initial level but remains equal to or greater than 85.00% of its initial level). In this scenario, because the lower barrier is equal to the initial level of the S&P 500® Index minus 15.00% of its initial level, the return on your Notes at maturity will be limited to 15.00% and your maximum payment at maturity will be limited to $1,150.00 per Note.

Additionally, if a barrier event occurs with respect to the S&P 500® Index on any trading day during the observation period, you will receive a positive return on the Notes only if the GLD performance factor is greater than 100.00% (meaning that the final level of the SPDR® Gold Trust is greater than its initial level). In this scenario, your return on the Notes is limited to the maximum upside gain, you will not benefit from any GLD performance factor that is greater than the return represented by the maximum upside gain and your return on the Notes may be less than that of a hypothetical direct investment in the underlying asset or its underlying constituents.

♦	Your return on the Notes may change significantly depending on whether a barrier event occurs with respect to the S&P 500® Index — Your return on the Notes may change significantly depending on whether a barrier event occurs with respect to the S&P 500® Index. For example, if the final level of the SPDR® Gold Trust is equal to or less than its initial level, a barrier event does not occur with respect to the S&P 500® Index and the SPX performance factor is equal to 85.00% (meaning that the final level of the S&P 500® Index is equal to 85.00% of its initial level), you would receive a positive return on your Notes that is equal to 15.00%, whereas any further decrease of the final level of the S&P 500® Index to only slightly lower than 85.00% (meaning that the final level of the S&P 500® Index is only slightly lower than 85.00% of its initial level) would result in you not receiving a positive return on your Notes (so you would only receive the principal amount) because a barrier event occurred. The return on an investment in the Notes in these two scenarios is significantly different despite only a small relative difference in the SPX performance factor.
♦	The probability that a barrier event will occur will depend on the volatility of the S&P 500® Index — The economic terms for the Notes, including the lower barrier, are based, in part, on the expected volatility of the S&P 500® Index at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of an underlying asset. The greater the expected volatility of the S&P 500® Index as of the trade date, the greater the expectation is as of that date that a barrier event will occur. The volatility of an asset can change significantly over the term of the Notes. The level of the S&P 500® Index could fall sharply, which could result in a barrier event.
♦	No interest payments — UBS will not pay any interest with respect to the Notes.
♦	Owning the Notes is not the same as owning shares of the SPDR® Gold Trust or its underlying constituents, or taking a short position directly in the underlying constituents of the S&P 500® Index — The return on your Notes may not reflect the return you would realize if you actually owned the shares of the SPDR® Gold Trust or its underlying constituents. For instance, if a barrier event does not occur, you will not benefit from any increases in the level of the shares of the SPDR® Gold Trust. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions with respect to shares of the SPDR® Gold Trust during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of the shares of the SPDR® Gold Trust may have. Further, if the final level of the SPDR® Gold Trust is equal to or less than its initial level and the SPX performance factor is less than 85.00% (meaning that the final level of the S&P 500® Index is less than its lower barrier), a barrier event will have occurred with respect to the S&P 500® Index and you will receive no positive return on the Notes, which will not reflect the return you would realize if you actually took a short position directly in the S&P 500® Index or its underlying constituents. Further, to maintain a short position in the underlying constituents of the S&P 500® Index, you would have to pay dividend payments (if any) to the entity that lends you the underlying constituent for your short sale, and you could receive certain interest payments (the short interest rebate) from the lender.

Risks Relating to Characteristics of the Underlying Asset

♦You are exposed to the market risk of each underlying asset — Your return on the Notes is not linked to a basket consisting of the underlying assets. Rather, whether a barrier event occurs will be contingent upon the performance of the S&P 500® Index and any return on the Notes will be based on (i) the GLD performance factor only if a barrier event occurs with respect to the S&P 500® Index or (ii) the SPX performance factor only if a barrier event does not occur. Unlike an instrument with a return linked to a basket of assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to each underlying asset individually, as applicable. Performance that is disadvantageous to you by any one of the underlying assets over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, you will receive no positive return on the Notes if either (i) a barrier event occurs with respect to the S&P 500® Index and the final level of the shares of the SPDR® Gold Trust is equal to or less than its initial level or (ii) a barrier event does not occur with respect to the S&P 500® Index and the final level of the S&P 500® Index is equal to or greater than its initial level, even if the performance factor of the other underlying asset would otherwise be favorable to you. Accordingly, your investment is subject to the market risk of each underlying asset.

♦Market risk — Whether a barrier event will occur is directly linked to the performance of the S&P 500® Index and indirectly linked to the performance of its underlying constituents and their issuers (the “underlying constituent issuers”), and the return on the Notes, which may be negative, is directly linked to the performance of the applicable underlying asset and indirectly linked to the performance of its underlying constituents and the underlying constituent issuers. The level of the underlying asset can rise or fall sharply due to factors specific to the underlying asset or the underlying constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Notes, should conduct your own investigation into the underlying asset and underlying constituents.

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall and there can be no assurance whether a barrier event will occur. Regardless of whether a barrier event occurs, there can be no assurance that the performance factor of the applicable underlying asset will result in a positive return on the Notes. The levels of the underlying assets will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the risks of owning equities in general and the underlying constituents in particular.

♦Changes affecting the S&P 500® Index, including regulatory changes, could have an adverse effect on the market value of, and return on, your Notes — The policies of the index sponsor as specified under “Information About the Underlying Assets” (the “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents of the S&P 500® Index and the manner in which the index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the S&P 500® Index. The policies of the index sponsor with respect to the calculation of the S&P 500® Index could also adversely affect the level of the S&P 500® Index. The index sponsor may discontinue or suspend calculation or dissemination of the S&P 500® Index. Further, indices like the S&P 500® Index have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the S&P 500® Index) or the administrator (the index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the S&P 500® Index, it may deem the closing level of the S&P 500® Index on a trading day reasonably proximate to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Notes.

♦UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the S&P 500® Index. The index sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, and return on, your Notes.

♦The S&P 500® Index reflects price return, not total return — The return on the Notes is based on the performance of the S&P 500® Index, which reflects the changes in the market prices of its underlying constituents. The S&P 500® Index is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on its underlying constituents. The return on the Notes will not include such a total return feature or dividend component.

♦There is no affiliation between the sponsor of the SPDR® Gold Trust and UBS, and UBS is not responsible for any disclosure by them — We are not affiliated with the sponsor of the SPDR® Gold Trust (the “underlying asset issuer”). We and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuer. However, we are not affiliated with the underlying asset issuer and are not responsible for such issuers' public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the SPDR® Gold Trust, its underlying constituents and the underlying asset issuer. The underlying asset issuer is not involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. The underlying asset issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of, and return on, your Notes.

♦The value of the shares of the SPDR® Gold Trust may not completely track the value of its underlying constituents — Although the trading characteristics and valuations of an ETF will usually mirror the characteristics and valuations of its underlying constituents, the level of an ETF may not completely track the value of its underlying constituents. The level of the shares of the SPDR® Gold Trust will reflect transaction costs and fees that the underlying constituents in which the SPDR® Gold Trust invests do not have. In addition, although an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for an ETF or that there will be liquidity in the trading market.

♦Fluctuation of NAV — The net asset value (the “NAV”) of an ETF may fluctuate with changes in the market value of its underlying constituents. The market prices of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of an ETF may differ from its NAV per share; an ETF may trade at, above or below its NAV per share, meaning the level of the shares of the SPDR® Gold Trust may not reflect its NAV.

♦The SPDR® Gold Trust holds only a single commodity and its performance may be more volatile than that of an ETF with more diversified holdings — The SPDR® Gold Trust is an ETF that holds only a single commodity. Such ETF's holdings lack diversification and do not have the benefit of other offsetting components that may increase when other components are decreasing. Because such ETF holds only a single commodity, the performance of such ETF may be more volatile than that of an ETF that holds multiple commodities or a broad -based commodity index, and the price of the constituents of such ETF may not correlate with, and may diverge significantly from, the prices of commodities generally.

♦The value of the SPDR® Gold Trust is not necessarily representative of the gold industry and may not track the value of its constituents — The performance of the SPDR® Gold Trust may not fully replicate the performance of the price of gold due to the fees and expenses charged by such ETF or by restrictions on access to gold or due to other circumstances. Such ETF does not generate any income and, because such ETF regularly sells gold to pay for its ongoing expenses, the amount of gold represented by such ETF has gradually declined over time. Such ETF sells gold to pay expenses on an ongoing basis irrespective of whether the trading price of such ETF rises or falls in response to changes in the price of gold. The sale of such ETF's gold to pay expenses at a time of low gold prices could adversely affect the value of such ETF. Additionally, there is a risk that part or all of such ETF's gold could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise. Although the trading characteristics and valuations of an ETF will usually mirror the characteristics and valuations of its constituents, the price of an ETF may not completely track the value of its constituents. The price of the SPDR® Gold Trust will reflect transaction costs and fees. In addition, although an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for an ETF or that there will be liquidity in the trading market.

♦Risks in securities relating to commodities trading on the London Bullion Market Association — The value of the SPDR® Gold Trust is closely related to the price of gold. Gold is traded on the London Bullion Market Association (“LBMA”). The LBMA is a self-regulated association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Estimated Value Considerations

♦The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the underlying assets and underlying constituents, any expected dividends or other distributions on the applicable underlying asset or the underlying constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Asset — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the underlying asset and the underlying constituents; the volatility of the underlying asset and the underlying constituents; any expected dividends or other distributions on the applicable underlying asset or the underlying constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “—Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Following certain events, the calculation agent can make adjustments to the SPDR® Gold Trust and the terms of the Notes that may adversely affect the market value of, and return on, the Notes — Following certain events affecting the SPDR® Gold Trust, the calculation agent may make adjustments to its initial level and/or final level, as applicable, and any other term of the Notes and, in some instances, may replace the SPDR® Gold Trust. However, the calculation agent will not make an adjustment in response to every event that could affect the SPDR® Gold Trust. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and return on, the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein as necessary to achieve an equitable result. Following certain events relating to the SPDR® Gold Trust, such as its discontinuance, a delisting or suspension of trading, or a material modification, the return on the Notes may be based on a share of another ETF, on a basket of securities, futures contracts, commodities and/or other assets that the calculation agent determines is comparable to the affected ETF’s underlying constituents or on an alternative calculation of such ETF. The occurrence of any such event and the consequent adjustments may materially and adversely affect the value of, and return on, the Notes. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying asset or any underlying constituent, as applicable, listed and/or over-the-counter options, futures, exchange traded funds or other instruments with returns linked to the performance of the underlying asset or any underlying constituent, as applicable, may adversely affect the level of the underlying asset and, therefore, the market value of, and return on, the Notes.

♦Potential conflicts of interest — UBS and its affiliates may engage in business with the underlying asset issuer or any underlying constituent issuer, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the payment at maturity of the Notes based on observed closing levels of the underlying asset over the term of the Notes and can postpone the determination of the terms of the Notes, if a market disruption event occurs and is continuing on the trade date and the closing level on any trading day during the observation period (including the final valuation date). As UBS determines the economic terms of the Notes, including the lower barrier, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Additionally, UBS and its affiliates act in various capacities with respect to the Notes, including as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, and any other third-party dealers, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and return on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

♦The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. Prior to any debt-to-equity swap or write-off with respect to any Notes, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Notes; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Notes will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Notes. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Notes may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Notes and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

Hypothetical Examples and Return Table of the Notes at Maturity

The below examples are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.

The examples and table below illustrate the payment at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 2 years
Maximum Upside Gain:	45.00%
Hypothetical Initial Level of the S&P 500® Index:	5,500
Lower Barrier:	4,675, which is the hypothetical initial level of the S&P 500® Index minus 15.00% of its hypothetical initial level
Hypothetical Initial Level of the SPDR® Gold Trust:	$300

Example 1 — A Barrier Event occurs with respect to the S&P 500® Index during the Observation Period and the Final Level of the SPDR® Gold Trust is 70.00% of its Initial Level.

Because a barrier event occurs with respect to the S&P 500® Index, meaning that on at least one trading day during the observation period the closing level of the S&P 500® Index is less than the lower barrier, any return on the Notes will be based solely on the GLD performance factor. Because the GLD performance factor is less than 100.00%, the payment at maturity per Note will be equal to the principal amount of $1,000 (0.00% total return). You will receive no positive return on the Notes in this scenario.

In this scenario, because a barrier event occurs with respect to the S&P 500® Index and the GLD performance factor is less than 100.00%, you will receive no positive return on the Notes, regardless of the SPX performance factor.

Example 2 — A Barrier Event occurs with respect to the S&P 500® Index during the Observation Period, the return on the Notes will be based solely on the GLD performance factor and the Final Level of the SPDR® Gold Trust is 105.00% of its Initial Level.

Because a barrier event occurs with respect to the S&P 500® Index, meaning that on at least one trading day during the observation period the closing level of the S&P 500® Index is less than the lower barrier, any return on the Notes will be based solely on the GLD performance factor. Because the GLD performance factor is greater than 100.00%, the payment at maturity per Note will be calculated as follows:

$1,000 × [1 + lesser of (a) GLD Performance Factor – 100.00% and (b) Maximum Upside Gain]
= $1,000 × [1 + (105.00% – 100.00%)]
= $1,000 × [1 + 5.00%]
= $1,050.00 per Note (5.00% total return).

In this scenario, because a barrier event occurs with respect to the S&P 500® Index, your return on the Notes is based solely on the GLD performance factor, regardless of the SPX performance factor.

Example 3 — A Barrier Event occurs with respect to the S&P 500® Index during the Observation Period, the return on the Notes will be based solely on the GLD performance factor and the Final Level of the SPDR® Gold Trust is 150.00% of its Initial Level.

Because a barrier event occurs with respect to the S&P 500® Index, meaning that on at least one trading day during the observation period the closing level of the S&P 500® Index is less than the lower barrier, any return on the Notes will be based solely on the GLD performance factor. Because the GLD performance factor exceeds 100.00% by more than the maximum upside gain, the payment at maturity per Note will be calculated as follows:

$1,000 × [1 + lesser of (a) GLD Performance Factor – 100.00% and (b) Maximum Upside Gain]
= $1,000 × [1 + 45.00%]
= $1,450.00 per Note (45.00% total return).

In this scenario, because a barrier event occurs with respect to the S&P 500® Index, your return on the Notes is based solely on the GLD performance factor, regardless of the SPX performance factor. Your potential return on the Notes in this scenario is limited to the maximum upside gain and will not exceed the maximum upside payment at maturity per Note.

Example 4 — A Barrier Event Does NOT occur with respect to the S&P 500® Index during the Observation Period and the Final Level of the S&P 500® Index is 99.00% of its Initial Level.

Because a barrier event does not occur with respect to the S&P 500® Index, any return on the Notes will be based solely on the SPX performance factor. Because the SPX performance factor is less than 100.00%, the payment at maturity per Note will be calculated as follows:

$1,000 × [1 + (100.00% – SPX Performance Factor)]
= $1,000 × [1 + (100.00% – 99.00%)]
= $1,000 × [1 + 1.00%]
= $1,010.00 per Note (1.00% total return).

Because a barrier event does NOT occur with respect to the S&P 500® Index, your return on the Notes is based solely on the SPX performance factor, regardless of the GLD performance factor.

Example 5 — A Barrier Event Does NOT Occur with respect to the S&P 500® Index during the Observation Period and the Final Level of the S&P 500® Index is 105.00% of its Initial Level

Because a barrier event does not occur with respect to the S&P 500® Index, any return on the Notes will be based solely on the SPX performance factor. Because the SPX performance factor is equal to or greater than 100.00%, the payment at maturity per Note will be equal to the principal amount of $1,000 (0.00% total return). In this scenario, although the level of the S&P 500® Index has increased from its initial level to its final level, you will receive no positive return on the Notes.

In this scenario, because a barrier event does NOT occur with respect to the S&P 500® Index and the SPX performance factor is equal to or greater than 100.00%, you will receive no positive return on the Notes, regardless of the GLD performance factor.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

Table 1: A Barrier Event Occurs with respect to the S&P 500® Index During the Observation Period.

If a barrier event occurs with respect to the S&P 500® Index, you will receive a positive return on the Notes only if the GLD performance factor is greater than 100.00%, regardless of the SPX performance factor. Your potential return on the Notes in this scenario is limited to the maximum upside gain and will not exceed the maximum upside payment at maturity per Note.

Final Level of the SPDR® Gold Trust	GLD Performance Factor	Payment at Maturity	Total Return per Note at Maturity
$480.00	160.00%	$1,450.00	45.00%
$450.00	150.00%	$1,450.00	45.00%
$435.00	145.00%	$1,450.00	45.00%
$420.00	140.00%	$1,400.00	40.00%
$390.00	130.00%	$1,300.00	30.00%
$360.00	120.00%	$1,200.00	20.00%
$330.00	110.00%	$1,100.00	10.00%
$300.00	100.00%	$1,000.00	0.00%
$270.00	90.00%	$1,000.00	0.00%
$255.00	85.00%	$1,000.00	0.00%
$210.00	70.00%	$1,000.00	0.00%
$180.00	60.00%	$1,000.00	0.00%
$150.00	50.00%	$1,000.00	0.00%
$120.00	40.00%	$1,000.00	0.00%
$90.00	30.00%	$1,000.00	0.00%
$60.00	20.00%	$1,000.00	0.00%
$30.00	10.00%	$1,000.00	0.00%
$0.00	0.00%	$1,000.00	0.00%

Table 2: A Barrier Event Does NOT Occur with respect to the S&P 500® Index During the Observation Period.

If a barrier event does not occur with respect to the S&P 500® Index, you will receive a positive return on the Notes only if the SPX performance factor is less than 100.00%, regardless of the GLD performance factor. In this scenario, due to the lower barrier, your maximum payment at maturity will be $1,150.00 per Note and your maximum return will be limited to 15.00%.

Final Level of the S&P 500® Index	SPX Performance Factor	Payment at Maturity	Total Return per Note at Maturity
7,700.00	140.00%	$1,000.00	0.00%
7,150.00	130.00%	$1,000.00	0.00%
6,600.00	120.00%	$1,000.00	0.00%
6,050.00	110.00%	$1,000.00	0.00%
5,500.00	100.00%	$1,000.00	0.00%
5,225.00	95.00%	$1,050.00	5.00%
4,950.00	90.00%	$1,100.00	10.00%
4,675.00	85.00%	$1,150.00	15.00%
4,674.45	84.99%	n/a	n/a
4,400.00	80.00%	n/a	n/a
3,850.00	70.00%	n/a	n/a
3,300.00	60.00%	n/a	n/a
2,750.00	50.00%	n/a	n/a
2,200.00	40.00%	n/a	n/a
1,650.00	30.00%	n/a	n/a
1,100.00	20.00%	n/a	n/a
550.00	10.00%	n/a	n/a
0.00	0.00%	n/a	n/a

Investing in the Notes involves significant risks. The Notes do not pay interest and your return on the Notes will be limited to (i) 15.00% if a barrier event does not occur with respect to the S&P 500® Index and (ii) 45.00% if a barrier event does occur with respect to the S&P 500® Index. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Assets

All disclosures contained in this document regarding each underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying asset. You should make your own investigation into each underlying asset.

Included below is a brief description of each underlying asset. This information has been obtained from publicly available sources. Set forth below for each underlying asset is a graph that illustrates the past performance for such underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of any underlying asset as an indication of future performance.

The SPDR® Gold Trust is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by its investment adviser with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the investment adviser can be located by reference to its SEC file number provided below.

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of SPX from January 1, 2015 through May 5, 2025, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any information obtained from Bloomberg. The closing level of SPX on May 5, 2025 was 5,650.38 (its “hypothetical initial level”). The dotted line represents a hypothetical lower barrier of 4,802.82, which is equal to its hypothetical initial level minus 15.00% of its hypothetical initial level. Its actual initial level and lower barrier will be determined on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

SPDR® Gold Trust

We have derived all information contained herein regarding the SPDR® Gold Trust (the “GLD Trust”) from publicly available information. Such information reflects the policies of, and is subject to changes by, the sponsor of the GLD Trust, World Gold Trust Services, LLC (the “sponsor” or its “investment adviser”), the trustee of the GLD Trust, BNY Mellon Asset Servicing, a division of The Bank of New York Mellon (the “trustee”), and the custodian of the GLD Trust, HSBC Bank plc (the “custodian”).

The GLD Trust is an investment trust that seeks to reflect generally, before fees and expenses, the performance of the price of gold bullion, and the assets of the GLD Trust consist primarily of gold held by the custodian on behalf of the GLD Trust. The GLD Trust holds gold bars, issues shares representing units of fractional undivided beneficial interest in the assets of the GLD Trust in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The GLD Trust issues shares only in baskets of 100,000 shares or integral multiples thereof. The GLD Trust’s gold is valued on the basis of each day’s announced LBMA Gold Price PM, which is the day’s afternoon price per troy ounce, in U.S. dollars, of gold for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, as calculated and administered by independent service provider(s) following an electronic auction, pursuant to an agreement with the LBMA.

Select information regarding the GLD Trust’s expense ratio and its holdings may be made available on the GLD Trust’s website. Expenses of the GLD Trust reduce the net asset value of the assets held by the GLD Trust and, therefore, reduce the value of the shares of the GLD Trust.

Shares of the GLD Trust are listed on the NYSE Arca under the ticker symbol “GLD”.

Information from outside sources including, but not limited to, the prospectus relating to the GLD Trust and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the GLD Trust.

Information filed by the GLD Trust can be found by reference to its SEC file numbers: 001-32356, 333-248099, 333-180974 and 333-238478 or its CIK Code: 0001222333.

Historical Information

The graph below illustrates the performance of the GLD Trust’s shares from January 1, 2015 through May 5, 2025, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of the GLD Trust’s shares on May 5, 2025 was $306.88 (its “hypothetical initial level”). Its actual initial level will be determined on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

Correlation of the Underlying Assets

The graph below illustrates the daily performance of the underlying assets from January 1, 2015 through May 5, 2025. For comparison purposes, each underlying asset has been normalized to have a closing level of 100.00 on January 1, 2015 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 1, 2015 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation of the underlying assets, the less likely it is that those underlying assets will move in the same direction. If the underlying assets have a higher positive correlation, the closing level of the S&P 500® Index could be less than its lower barrier on any on any trading day during the observation period as the underlying assets may decrease in value together and, if a barrier event occurs with respect to the S&P 500® Index on or about the final valuation date, the final level of the shares of the SPDR® Gold Trust could be less than its initial level. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using UBS’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the underlying assets over the period set forth below. See “Key Risks — Risks Relating to Characteristics of the Underlying Assets — You are exposed to the market risk of each underlying asset” herein.

Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

Additionally, the discussion herein and in the accompanying product supplement does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

U.S. Tax Treatment. We intend to treat your Notes as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your Notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread. However, a special rule provides that the comparable yield may not be less than the “applicable federal rate” published by the Treasury.

As the Notes have only a single contingent payment at maturity, the adjusted issue price of each Note at the beginning of each accrual period is equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. We have determined that the comparable yield for the Notes is equal to [•]% per annum, compounded semi-annually, with a projected payment at maturity of $[•] based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a Note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the Note, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such Note:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued From Settlement Date (per $1,000 Note) as of End of Accrual Period
Settlement Date through July 1, 2025	$[•]	$[•]
July 1, 2025 through January 1, 2026	$[•]	$[•]
January 1, 2026 through July 1, 2026	$[•]	$[•]
July 1, 2026 through January 1, 2027	$[•]	$[•]
January 1, 2027 through Maturity Date	$[•]	$[•]

A U.S. holder of the Notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount, if any, that we will pay on a Note.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Accordingly, an adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; such adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on the Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years.

In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.

A U.S. holder that purchases a Note for an amount other than the public offering price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase Notes at other than the issue price to public should consult their tax advisors regarding these adjustments. Investors should consult their tax advisors with respect to the application of the CPDI provisions to the Notes.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above.

Alternative Characterizations. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. In particular, the IRS might assert that your Notes should be characterized as prepaid derivative contracts with respect to the underlying assets. If your Notes were so treated, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss would generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise, such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Notes are not “delta-one” with respect to any underlying asset or any underlying constituents, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting an underlying asset, the underlying constituents or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of an underlying asset, any underlying constituents or the Notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of an underlying asset, any underlying constituents or the Notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws, including the portfolio interest rule, to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC intends to either resell the Notes to one or more third-party dealers at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof or to offer the Notes directly to investors at the issue price to the public. Certain of such third-party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount indicated on the cover hereof. Certain unaffiliated registered investment advisers or fee-based advisory accounts may purchase Notes from a third-party dealer at a purchase price of at least $992.50 per Note, and such third-party dealer, with respect to such sales, may forgo some or all of the underwriting discount. Additionally, we or one of our affiliates may pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition on Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on Sales to UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information About UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Key Risks	4
Hypothetical Examples and Return Table of the Notes at
Maturity	10
Information About the Underlying Assets	13
Correlation of the Underlying Assets	15
What Are the Tax Consequences of the Notes?	16
Supplemental Plan of Distribution (Conflicts of Interest);
Secondary Markets (if any)	19

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-53
Material U.S. Federal Income Tax Consequences	PS-54
Certain ERISA Considerations	PS-77
Supplemental Plan of Distribution (Conflicts of Interest)	PS-79

Index Supplement
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-6
Russell 2000® Index	IS-13
S&P 500® Equal Weight Index	IS-21
S&P 500® Index	IS-23
S&P Select Sector Indices	IS-31
Non-U.S. Indices	IS-34
EURO STOXX 50® Index	IS-34
EURO STOXX® Banks Index	IS-40
FTSE® 100 Index	IS-46
MSCI Indexes	IS-52
MSCI-EAFE® Index	IS-52
MSCI® Emerging Markets IndexSM	IS-52
MSCI® Europe Index	IS-52
Nikkei 225 Index	IS-58
S&P/ASX 200 Index	IS-62
Swiss Market Index	IS-70
TOPIX®	IS-74
Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	6
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	8
UBS AG	8
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	48
Legal Ownership and Book-Entry Issuance	65
Considerations Relating to Indexed Securities	69
Considerations Relating to Floating Rate Securities	72
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	75
U.S. Tax Considerations	77
Tax Considerations Under the Laws of Switzerland	88
Benefit Plan Investor Considerations	90
Plan of Distribution	92
Validity of the Securities	95
Experts	95

$•UBS AG

Bearish Barrier Market-Linked Notes
with Daily Barrier Observation
due on or about June 3, 2027

Preliminary Pricing Supplement dated May 8, 2025

(To Product Supplement dated February 6, 2025,

Index Supplement dated February 6, 2025

and Prospectus dated February 6, 2025)

UBS Investment Bank

UBS Securities LLC